Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2008

Specialty enzyme business delivers record growth; biofuels business advancing toward commercialization of next-generation cellulosic ethanol

CAMBRIDGE, Mass., May 5, 2008 – Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported financial results for the first quarter of 2008 and provided updated 2008 financial guidance.

“I am encouraged by the overall results and achievements of the first quarter,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “As planned, our demonstration-scale cellulosic ethanol facility – the first of its kind in the nation – entered the start-up phase and is proceeding on schedule despite significant cost escalation and labor shortages being experienced across the energy sector. At the same time, we achieved record quarterly product revenues and maintained healthy gross margins in our specialty enzyme business through our continued focus on achieving strong commercial results,” Riva continued. “We will now build on these solid gains with a focus on prudently accelerating the development of both our business units.”

Financial Results

Selected Financial Information

(unaudited, in thousands,)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product:
Phyzyme® phytase	$7,402	$3,778
All other products	3,799	1,574

Total product	11,201	5,352
Collaborative	3,475	4,735
Grant	559	1,221

Total Revenues	15,235	11,308
Product Gross Profit	3,324	460
Product Gross Margin	30%	9%
Total Operating Expenses	24,544	16,969
Loss from Operations	$(17,186)	$(10,553)

Total revenues for the quarter ended March 31, 2008 were $15.2 million compared to $11.3 million for first quarter of 2007. The increase in total revenue resulted from solid growth in product revenue, offset in part by a decrease in collaborative and grant revenue, consistent with earlier guidance provided by the Company.

The Company reported $11.2 million in product revenue for the first quarter of 2008, representing a 109 percent increase compared to the first quarter of 2007. The increase in product revenue was primarily due to increased sales of Phyzyme® XP by Danisco Animal Nutrition, which continues to expand its global phytase market share position in the animal feed industry. The Company also experienced solid sales growth for its other enzyme products, including Fuelzyme®– LF, the Company’s alpha amylase product sold directly by its own sales team into the ethanol industry. The Company also reported $1.7 million in product revenue from two discontinued products, Bayovac® and Quantum®, which will not occur in future quarters. Product revenue accounted for 74 percent of total revenue during the first quarter of 2008, compared to 47 percent during the first quarter of 2007.

Product gross profit (product revenue less cost of product revenue) and product gross margin (product gross profit divided by product revenue) improved in the first quarter of 2008 versus the first quarter of 2007 due primarily to growth in Phyzyme sales, as well as incremental margin improvement contributed by other product growth. Over time, the Company believes that product volume growth and a higher mix of company-marketed products in the portfolio should yield improvement in both product gross profit and margin.

Total operating expenses were higher in the first quarter of 2008 compared to the first quarter of 2007, primarily due to the incremental operating expenses associated with inclusion of Company’s Biofuels business since its June 2007 merger with Celunol. Approximately $0.7 million of the increase in Selling, General and Administrative expense between first quarter 2008 and 2007 resulted from increased legal expenses that represent levels not expected to continue through the balance of the year. Additionally, for the first quarter of 2007, approximately $1.2 million in expenses related to the Company’s intellectual property and regulatory activities were reclassified from Research and Development expense to Selling, General and Administrative Expense in order to conform to the 2008 classification of these expenses.

Non-cash, stock-based compensation expense included in operating expenses, (apportioned roughly 40 percent / 60 percent between Research and Development and Selling, General and Administrative expenses, respectively) for the first quarter of 2008 was $3.5 million compared to $1.1 million for the first quarter of 2007. The increase in stock-based compensation is related primarily to additional options granted during 2007 in connection with the Celunol merger, together with equity awards to several senior-level hires since that time.

Loss from operations for the first quarter of 2008 was $17.2 million, compared to $10.6 for the first quarter last year. The increase in loss from operations was attributable primarily to incremental operating expenses related to the inclusion of Celunol’s business from the June 2007 merger, offset in part by the increase in product revenue and related gross profit.

In February 2008, the Company announced the completion of a private placement of 8 percent convertible notes and warrants, resulting in net cash proceeds of approximately $45 million. The reported loss from operations for the first quarter of 2008 does not include the impact of this transaction, which will be recorded as a financing charge below the loss from operations. The Company has engaged a leading international accounting firm to assess the technical accounting for, and related valuation of, this transaction. Based on the preliminary results of this assessment, the Company currently anticipates that it will record significant non-cash charges beginning in the first quarter of 2008 related to a number of embedded features in the transaction, including a beneficial conversion feature, amortization of debt discount, a loss on exchange of certain of its 5.5 percent convertible notes for the 8 percent convertible notes, and valuation of the call spread feature. This assessment is still subject to finalization by the Company and review by its independent registered public accounting firm. As a result, the Company has not yet reported the non-cash financial impact of this transaction, but will do so in its 10-Q filing.

As of March 31, 2008, the Company had cash, cash equivalents, and short-term investments totaling $59.7 million.

Company Highlights and Accomplishments

“We are at a transformational time for both the next-generation biofuels industry and Verenium – as the world is now actively seeking alternate sources of ethanol, particularly those derived from cellulosic biomass,” added Riva. “We believe Verenium is leading the race to commercialize next-generation ethanol as we refine our process at scale in the nation’s first demonstration-scale plant, and rapidly advance pre-commercialization efforts with potential partners at various points along the value chain. Further, as global concerns rise over the intersection of food, fuel, agricultural and livestock farming issues and impacts, the unique attributes of our specialty enzymes increasingly provide potential solutions to these complex issues.”

Biofuels Business Unit

Over the last quarter, the Biofuels Business Unit made important progress, including achievement of a key corporate objective with the transition to the start-up phase at the Company’s 1.4 million gallons-per-year demonstration-scale facility in Jennings, LA. The plant is now well into in the start-up process, and is expected to begin a comprehensive commissioning phase by the end of the second quarter. During the commissioning phase, the process design will be evaluated at scale, ethanol will be produced, and the Company will look to validate its production cost assumptions. Throughout this phase, the Company expects to make process modifications and improvements, and will focus on optimizing the design for cost-efficient, continuous operation.

In addition to entering start-up mode, important achievements in the last quarter included:

•	The award of a grant from the Department of Energy (DOE) as part of $33.8M program to advance enzyme systems for the production of cellulosic ethanol;
•	Significant progress achieved in reducing enzyme production costs for breaking down biomass, a significant component of Verenium’s overall variable production costs;
•	Advancements in the ongoing evolution of its ethanologens as the Company strives to shorten fermentation cycles and increase yields; and
•	Continued progress with partnering discussions at the project level, including feedstock providers, landowners, and engineering contractors, as well as at the corporate level.

Specialty Enzymes Business Unit

The Specialty Enzyme Business Unit also made progress in the first quarter with a sharpened focus on commercial growth. Overall, the business continues to expand its base of products and show strength in its portfolio with Phyzyme, a strong market-leader, as well as several up-and-coming new products, such as Fuelzyme and Purifine. Key highlights from this quarter included:

•	Product revenue for the first quarter rose 36 percent sequentially, and 109 percent year-over-year;
•	Total revenue set a new quarterly record, as gains in product revenues more than offset the anticipated declines in collaboration and grant revenue;
•	Strong gross margins were achieved even as the business adjusted to expanding production capacity to deal with rapidly increasing demand for its enzyme products;
•

Fuelzyme continued to show impressive growth, with numerous permanent customers and more than 10 new trials scheduled through July. Trial results to date have shown multiple product benefits, including reduced chemical costs, reduced enzyme usage, and increased yields – all of which significantly improve the economics for ethanol production; and

•	Since launching Purifine earlier this year, the Company has successfully begun to convert trials to customers, while continuing to run a series of pilot-scale plant trials.

Corporate

Verenium made significant strides in the first quarter critical to becoming a leading industrial biotechnology organization and delivering on the near-term goal of commercializing cellulosic ethanol, including:

•	Raising approximately $45 million in net financing proceeds; and
•

Further building out the senior management team with key hires, including Gerry Haines as Executive Vice President and Chief Legal Officer, and Janet Roemer as Executive Vice President of the Specialty Enzymes Business Unit.

“As we make key technological and scientific advancements, and strengthen our managerial and operational capabilities, we are able to further our position in the marketplace,” said Riva. “The know-how gained through the combined experience of our teams in San Diego, Jennings and Cambridge is keeping us at the forefront of our industry and is critical to our overall success.”

Updated Financial Guidance

As discussed previously, significant craft labor shortages in the Louisiana and contiguous markets continue to have a negative impact on the cost structure of industrial projects, including the Company’s demonstration-scale facility. Recent estimates of the cost to complete this project on schedule, as well as incremental working capital required to support the significant unanticipated volume increase in Phyzyme, has resulted in the following update to the Company’s financial guidance for 2008:

•	Full-year 2008 capital expenditures of between $48 and $50 million, representing an incremental increase of $15 million from original 2008 guidance; and
•	Full-year 2008 cash burn of between $111 and $116 million, representing an incremental increase of $22 million from original 2008 guidance.

Now that the demonstration plant has entered the start-up phase, the Company believes that the unanticipated cost overruns related to this important project have been captured in current estimates. The costs associated with development and construction of the demonstration facility are not indicative of those anticipated by the Company for build-out of future commercial-scale facilities, which are expected to be structured under fixed-price contracts.

About Verenium

Verenium Corporation is a leader in the development and commercialization of next-generation cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the alternative fuels, specialty industrial processes, and animal nutrition and health markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of cellulosic feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and has entered the start-up phase at its 1.4 million gallon-per-year demonstration-scale facility. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., Ltd. and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan — the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information, visit http://www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the Company’s future growth, its expectations for its business and operations in 2008, anticipated product volume growth and improvement in product revenue, product gross profit and product gross margin, startup, commissioning, testing and operation of its demonstration plant, future commercial cellulosic ethanol projects, the impact of the Company’s 2007 and 2008 accomplishments on its business in the future, the Company’s 2008 corporate objectives and goals and financial guidance for the remainder of 2008, and the Company’s ability to continue to the scope of its operations as planned ,all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations, Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s Form 8-K filed on April 8, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com

Selected Financial Information

Condensed Consolidated Loss from Operations

(unaudited, in thousands)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product	$11,201	$5,352
Collaborative	3,475	4,735
Grant	559	1,221

Total revenues	15,235	11,308

Cost of product revenues	7,877	4,892

Product gross profit	3,324	460
Operating expenses:
Research and development	14,861	11,639
Selling, general and administrative	9,624	5,247
Restructuring expenses	59	83

Total operating expenses	24,544	16,969

Loss from operations	$(17,186)	$(10,553)

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31, 2008 (unaudited)	December 31, 2007
Cash, cash equivalents and short-term investments	$59,696	$57,977
Accounts receivable, net	13,852	11,118
Inventory, net	4,493	5,904
Property and equipment, net	96,125	76,663
Goodwill	106,134	106,134
Current liabilities, excluding deferred revenue	$30,410	$35,585
Deferred revenue, current portion	5,275	5,478
Face Value of convertible notes payable	$172,500	$120,000